Investor Letter Q3 2023 October 24, 2023 This Investor Letter contains forward-looking statements and non-GAAP financial measures, please see Appendix for additional information. Exhibit 99.2

2SNAP INC. | Q3 2023 | INVESTOR LETTER Our revenue returned to positive growth in Q3, increasing 5% year-over-year to $1,189 million, resulting in adjusted EBITDA of $40 million, as our improved topline results flowed through our reprioritized cost structure to demonstrate the leverage in our business model. We are focused on improving our advertising platform to drive higher return on investment for our advertising partners, and we have evolved our go-to-market efforts to better serve our partners and drive more accountability for customer success across our teams. Our community surpassed 400 million daily active users (DAU), marking a new milestone and reaching 406 million DAU in the quarter. The overall growth and engagement of our community is a fundamental input to our long-term opportunity, and we are working to diversify our community’s engagement on Snapchat across our various platforms, including our map, content, and augmented reality. Based on the growth of our community and engagement across our service, we are excited about our progress toward reaching our full monetization potential, even as we work through the current headwinds in our advertising business. Today, we reach more than 75% of 13- to 34-year-olds in over 25 countries, with these countries representing more than 50% of global advertising spend. We remain focused on executing against our top strategic priorities to drive revenue growth, including innovating on our products to drive sustained community growth while deepening engagement, investing heavily in our direct-response business to deliver increased return on ad spend for our advertising partners, and cultivating new sources of revenue to diversify our topline growth to build a more resilient business. We continue to carefully calibrate our investment levels to build a path to free cash flow break-even or better, even at reduced rates of revenue growth. We are pleased that this focus has translated into improved results in Q3.

DAILY ACTIVE USERS Our community grew 12% year-over-year to reach 406 million DAU. 3SNAP INC. | Q3 2023 | INVESTOR LETTER Community Growth We drive the growth of our community by designing and building products that enhance relationships with friends, family, and the world. In Q3, we reached 406 million DAU, an increase of 12% year- over-year. DAU in North America grew by 1 million year-over-year to reach 101 million, and DAU in Europe grew by 7 million year- over-year to reach 95 million. In the Rest of World region, where we see significant long-term potential for community growth, we continued to grow at elevated rates, with DAU growing by 36 million year-over-year to reach 211 million. Snapchat is used for messaging friends and family to stay in touch, and people often share content with their friends through our service, which promotes increased content viewership, and we were pleased to see year-over-year growth in global content time spent accelerate versus the prior quarter. This was driven primarily by strong growth in total time spent watching Spotlight, which grew by more than 200% year-over-year. Time-spent trends in the US continue to improve, with total time spent viewing content in the US increasing quarter-over-quarter. We intend to further deepen content engagement by focusing on three key areas. First, we will continue to invest in our machine-learning (ML) models to improve content ranking and personalization across all of our content surfaces. For example, in Q3, we invested in building larger, more responsive, more sophisticated ranking models, and we leaned into new signals, like recommending content that is trending with a Snapchatter’s friends and community. Second, we aim to grow our creator community and diversity of content by supporting and rewarding creators. We are seeing more creators posting content to Snapchat, with nearly three times more public Stories posted in the US compared to Q3 2022. Third, we are using content to improve relationships across our service. For example, Snapchatters tapped the share button on Spotlight videos more than four times as much as Q3 2022.

DREAMS In Q3, we began rolling out Dreams, our new generative-AI-powered feature that enables Snapchatters to create generative AI selfies in new worlds with new personas. 4SNAP INC. | Q3 2023 | INVESTOR LETTER We continue to leverage AI technology to deliver new products and features to our community. Since launching My AI, more than 200 million people have sent over 20 billion messages, which we believe makes My AI one of the most used AI chatbots available today. We have been inspired by the ways our community has adopted conversational AI, with millions using My AI to receive real-world recommendations and learn about the world, across topics spanning food and dining, beauty and fitness, shopping and gadgets, and more. From augmented reality to content and advertising, we continue to learn about our community’s interests in a privacy-centric way, which informs the experiences we offer across our platform. Recent advancements in AI are unlocking even more possibilities for features and experiences for our community. In Q3, we began rolling out Dreams, our new generative-AI-powered feature that enables Snapchatters to create generative AI selfies in new worlds with new personas. The first few Dreams created by each member of our community are free, and more can be unlocked with an in- app purchase or through Snapchat+. Revenue Growth In Q3, we generated revenue of $1,189 million, up 5% year-over- year and 11% quarter-over-quarter. Our brand-oriented advertising business was flat year-over-year, an improvement of 8 percentage points over the prior quarter growth rate, while our direct-response advertising business grew 3% year-over-year, representing a 10 percentage point improvement over the prior quarter growth rate. We also made progress toward diversifying our revenue, with Snapchat+ reaching more than 5 million subscribers in the quarter, resulting in related revenue growing more than 250% year-over- year. The acceleration in total year-over-year revenue growth was driven by several key initiatives. First, we continued to invest in improving our ad ranking and optimization using ML models, which now incorporate a broader range of signals and features, resulting in larger models and more

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precise predictions of conversions. Additionally, we accelerated experimentation with new models that have led to a considerable improvement in ROI for advertisers and an increase in lower-funnel revenue year-over-year and quarter-over-quarter. We've made considerable progress with 7/0 Pixel Purchase optimization, which enables advertisers to bid for attributed 7-day click-through conversions. For example, activewear brand Fabletics partnered with Snapchat to focus on customer acquisition — after adopting 7/0 optimization, customer acquisition costs decreased approximately 50%, positioning Snapchat as a top-performing social channel for Fabletics.

Second, we worked closely with a number of our advertisers, including several of our largest advertisers, to improve the effectiveness of their privacy-centric integrations with our ad platform, resulting in significantly higher signal quality for those advertisers. Last quarter, we introduced our Event Quality Score (EQS) system for advertisers to measure the quality and integrity of their data and identify opportunities to optimize their integrations with our ad platform. As advertisers improve their EQS scores, they are seeing improved return on ad spend. For example, web advertisers who have an EQS of 5 see a median of 26% higher return on ad spend compared to advertisers with an EQS of 3. iOS app advertisers who have an EQS of 5 see a median 49% improvement in cost per install compared to advertisers with an EQS of 3. These recent signal improvements are a result of stronger execution across sales, product, and engineering as well as our focus on better understanding our client needs.

Third, we continued to support our large brand and agency advertisers with innovative advertising solutions to reach the Snapchat community. We recently launched two new brand offerings, First Story and Total Takeover, both of which provide advertisers with compelling means to reach our community at scale. Our Total Takeover solution includes First Commercial, First Lens, and the recently launched First Story, and lets advertisers reserve the first Commercial, Lens, or Snap Ad a Snapchatter sees.

SNAP INC. | Q3 2023 | INVESTOR LETTER 5

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These takeover products offer incremental reach and are driving improved results for advertisers. For example, as part of a large-scale rebrand campaign, T-Mobile ran a Total Takeover campaign that reached 36 million US Snapchatters in one day, driving a 10-point lift in ad awareness and 8-point lift in message awareness, and multi-product exposure doubled ad awareness with a lift of 20 points.

We continued to evolve our go-to-market operations to better support our advertising partners. As part of these efforts, we promoted Patrick Harris to the position of Americas President, and we added several new country leaders, including in India, the Netherlands, and Australia. These leaders bring significant experience operating scaled ad platforms and serving large enterprise customers in their respective countries. When combined with a number of additions we have made to our monetization engineering and product leadership over the last year, we believe we are well positioned to partner with advertisers to grow their businesses on Snap.

In addition, we have made significant progress with our small- and medium-sized advertising partners through the use of ad product and campaign recommendations customized for specific advertiser segments. For example, targeted recommendations to use 7/0 Pixel Purchase optimization drove a +26% uplift in spend per advertiser. We also improved the speed and quality of support for issues such as Pixel setup help, payments resolution, and ads delivery questions. We are encouraged by the progress we have made with these partners, which has led to an increase in small- and medium-sized advertiser count and retention.

Further, augmented reality represents an opportunity for businesses to deliver unique and memorable experiences to consumers and drive strong business results. Immersive AR is a key differentiator, and we are continuing to make it easier for advertisers to create AR assets and launch an AR campaign. Advertisers have continued to increase the overall performance

SNAP INC. | Q3 2023 | INVESTOR LETTER 6

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Fossil's campaign delivered **80% higher clicks than their expected benchmark** through the use of Snap Ads, Commercials, and Lenses.

and reach of their campaigns by leveraging AR. For example, Fossil, a leading global lifestyle accessories brand, was able to reach new audiences, build consideration, and drive actionable intent through AR. Fossil's campaign delivered 80% higher clicks than their expected benchmark through the use of Snap Ads, Commercials, and Lenses.

Finally, we continued to diversify our revenue base with Snapchat+ — our subscription service that offers exclusive, experimental, and pre-release features which reached more than 5 million subscribers in Q3. We are pleased with the adoption we are seeing with Snapchat+ and remain focused on growing our subscriber base, improving retention, and offering new and innovative features. In Q3, we enhanced the benefits of Snapchat+ to include our new AI cropping tool called Extend Snaps, as well as extra Streak restores and features that empower Snapchatters to personalize their chat experience with expressive text sizes to enhance conversations.

Augmented Reality

We continue to focus on building consumer AR experiences delivered on mobile that are immersive, expressive, and enable Snapchatters to play and have fun together. These experiences are not only powered by the AR platform technology we have been developing for nearly a decade, but also the hundreds of thousands of creators who have leveraged tools such as Lens Studio to build experiences for our community and developer tools like Camera Kit that enable businesses to distribute AR experiences to their customers beyond our platform. Today, more than 250 million Snapchatters engage with AR experiences on our platform every day, on average, and we remain committed to the long-term future of AR as a computing platform.

In Q3, we delivered a number of exciting new experiences and capabilities for our community, creators, and partners to further our vision, which contributed to increased community engagement and advertiser success. For example, we launched

SNAP INC. | Q3 2023 | INVESTOR LETTER 7

REVENUE ($) Q3 ‘22 1,128M Q3 ‘23 1,189M GAAP GROSS MARGIN ($) Q3 ‘22 662M Q3 ‘23 633M +5% year-over-year ADJUSTED GROSS MARGIN ($)1 54% Adjusted Gross Margin Q3 ‘22 683M Q3 ‘23 639M 8SNAP INC. | Q3 2023 | INVESTOR LETTER several ML-driven features in Lens Studio, which are enabling richer and more immersive AR experiences for our community and partners. First, we launched the Real-Time Neural Rendering ML Model in Lens Studio, which enables developers to build AR assets from 2D images taken from a phone. Second, we launched Diffuse Indirect Lighting, a new Ray Tracing feature that brings a level of realism to how colors and lights reflect and glow onto other objects. We have made significant progress expanding the reach of our AR technology beyond Snapchat through Camera Kit. For the 2023 NFL season, Snap partnered with the Los Angeles Rams and Disguise to deliver a sponsored Princess Cruises AR experience powered by Camera Kit that will play at SoFi Stadium during all Rams home games this season. We also partnered with MTV for their 2023 Video Music Awards to let the audience live cast their vote for the Best New Artist category through an innovative Snapchat Lens via Camera Kit. Financials Q3 revenue was $1,189 million, up 5% year-over-year and 11% quarter-over-quarter. This result exceeded our expectations entering the quarter driven by a combination of the improvements we have made to our ad platform, ad products, and go-to-market operations. In addition, we continued to make progress toward diversifying our revenue in Q3, with revenue from Snapchat+ increasing by more than 250% year-over-year, driven by growth in subscribers, which reached more than 5 million in the quarter. In Q3, global impression volume grew 7% year-over-year, which reflects the continued growth of our Stories revenue share program as well as expanded advertising within Spotlight. eCPMs declined 5% year-over-year, which reflects the growth in impressions outpacing demand growth in the period. Adjusted gross margin was 54% in Q3, a decrease of 7 percentage points year-over-year and flat quarter-over-quarter. The year-over-

ADJUSTED OPERATING EXPENSES ($)2 Q3 ‘22 610M Q3 ‘23 599M GAAP OPERATING EXPENSES ($) Q3 ‘22 1,097M Q3 ‘23 1,013M $40M Adjusted EBITDA -8% year-over-year GAAP NET INCOME ($) Q3 ‘22 Q3 ‘23 -368M -360M ADJUSTED EBITDA ($)3 Q3 ‘22 73M Q3 ‘23 40M 9SNAP INC. | Q3 2023 | INVESTOR LETTER year decline in gross margin reflects investments in infrastructure, including ML infrastructure to support monetization and content engagement, investments in generative AI to support AI Lenses, and investments related to My AI infrastructure. We are pleased to see the investments in infrastructure costs translating into improved topline growth and content trends, which we believe validates the decision we made to rapidly ramp the scale of these investments earlier this year. Infrastructure cost per DAU was $0.79 in Q3, which was at the low end of the range we anticipated entering Q3, but up from $0.70 in the prior quarter and $0.58 in the prior year. Going forward, we will continue to measure and calibrate these investments carefully to ensure we sustain the progress we have made to accelerate revenue growth and improve content engagement trends while also achieving operational leverage as we scale the topline. Adjusted operating expenses were $599 million in Q3, down 2% year-over-year, with the year-over-year decline reflecting the reprioritization of our cost structure in Q3 of last year. We continue to rigorously prioritize hiring to focus investment on our most urgent strategic priorities, including the acceleration of revenue growth. We ended Q3 with 5,367 full-time headcount, which was down 6% year-over-year and down approximately 18% from our peak headcount in mid-Q3 of 2022. The reduction in full-time headcount is reflected in lower personnel costs within operating expenses, which declined by 9% year-over-year. This was partially offset by investments in research and development related infrastructure to power product innovation, increased facilities costs associated with return to office initiatives, and increased travel and event related costs in support of our advertising go-to- market initiatives. Adjusted EBITDA was $40 million in Q3, down from $73 million in the prior year, which exceeded our expectations entering the quarter, reflecting better-than-forecasted revenues and lower- than-forecasted costs, resulting in 65% of incremental revenue flowing through to adjusted EBITDA quarter-over-quarter. Net loss

Trailing twelve months operating cash flow was $207 million Trailing twelve months free cash flow was $2 million4 Cash, Cash Equivalents, and Marketable Securities $3.6 billion 10SNAP INC. | Q3 2023 | INVESTOR LETTER was $368 million in Q3, compared to a net loss of $360 million in Q3 of the prior year. The $9 million higher net loss compared to the prior year reflects the flow through of Adjusted EBITDA that was $33 million lower year-over-year, unfavorable investment impacts of $97 million due to $76 million in net investment gains in the prior year compared to $21 million in net investment losses in the current period, and a $41 million increase in stock-based compensation (SBC) expenses discussed further below. These impacts were partially offset by nonrecurring restructuring expenses that were $136 million lower following the reprioritization of our cost structure in the prior year and $25 million higher net interest income in the current period stemming from higher yields on our invested cash and marketable securities. SBC and related expenses, excluding restructuring charges, were $360 million in Q3, up 13% from $319 million in the prior year, which stands in contrast to the 9% decline in cash-based personnel costs within operating expenses. SBC expense reflects the combination of legacy grants based on share prices much higher than the current share price, which are vesting alongside more recent grants issued at prices closer to our current share price. This results in SBC expense that is higher than the ongoing target equity compensation structure of the business. The value of equity vesting to our team in Q3 was approximately $249 million or $111 million lower than SBC and related expenses in the period. The wind down of our AR Enterprise Services business included a reduction of our global employee headcount by approximately 3%. We expect to incur total pre-tax restructuring charges of up to $49 million, with $19 million of these costs incurred in Q3 and the majority of the remainder to be incurred in Q4 of 2023. Free cash flow was negative $61 million in Q3, while trailing twelve months free cash flow was $2 million, as we continued to carefully prioritize our investments to create a path to positive FCF, even at reduced rates of growth. Operating cash flow was $13 million, while trailing twelve months operating cash flow was $207 million.

We announced our third stock repurchase program of up to $500 million to protect stockholder value from the impact of dilution. 11SNAP INC. | Q3 2023 | INVESTOR LETTER We ended Q3 with $3.6 billion in cash and marketable securities on hand, down from $4.4 billion one year ago and $3.7 billion at the end of the prior quarter. The year-over-year change in our cash balance largely reflects $500 million in stock repurchases, excluding fees, completed in Q4 of the prior year, and a $238 million deferred payment for an acquisition completed in 2021 made in Q2 of this year. Dilution in Q3 rose to 5.5%, up from 0.2% in the prior year, as we began to lap stock repurchases completed in Q3 of the prior year. We view careful management of our share count as a critical input to long-term shareholder returns and the CAGR for our share count growth since IPO is 3.5%. As part of our ongoing effort to carefully manage the dilutive impact of our SBC strategy, we are announcing today a new stock repurchase program of up to $500 million. Given our return to topline revenue growth, the reprioritization of our cost structure to carve a path to positive FCF even at reduced rates of revenue growth, as well as the strength of our balance sheet with $3.6 billion in cash and marketable securities and no debt maturing in 2024, we believe this stock repurchase program is financially prudent and an important input to long-term shareholder returns. As we enter Q4, we anticipate continued growth in our global community and, as a result, our financial forecast for Q4 is built on the assumption that DAU will reach 410 million to 412 million. We believe we are on the right path with our direct-response advertising platform and are focused on executing against our roadmap to deliver further improvements. That said, forward visibility of advertising demand remains limited due to several factors. First, revenue in Q4 is historically backweighted, and the revenue mix in Q4 has historically included a relatively higher share from brand advertising revenue, and brand advertising grew at a slower rate than direct-response advertising in Q3. In addition, we observed pauses in spending from a large number of primarily brand-oriented advertising campaigns immediately following the onset of the war in the Middle East, and this has been a headwind

12SNAP INC. | Q3 2023 | INVESTOR LETTER to revenue quarter-to-date. While some of these campaigns have now resumed, and the impact on our revenue has partially diminished, we continue to observe new pauses and the risk that these pauses could persist or increase in magnitude remains. Due to the unpredictable nature of war, we believe it would be imprudent to provide formal guidance for Q4. Our internal forecast assumes a revenue range of $1,320 million to $1,375 million, implying year-over-year revenue growth of approximately 2% to 6%. Within this range of revenue, we estimate that adjusted EBITDA will be between $65 million and $105 million. Given the progress we have made with our ad platform, the leadership team we have built, the work we have done to reprioritize our cost structure, and the strength of our balance sheet, we believe we are well positioned to continue making progress on our top strategic priorities. As we move forward into Q4 and 2024, we remain focused on investing in products and platforms to sustain community growth, investing heavily in our direct-response business to deliver measurable return on ad spend, and cultivating new sources of revenue to diversify our topline growth to build a more resilient business.

13SNAP INC. | Q3 2023 | INVESTOR LETTER 1. Adjusted gross margin is a non-GAAP measure, which we define as GAAP revenue less adjusted cost of revenue divided by GAAP revenue. Adjusted cost of revenue is a non-GAAP measure and excludes stock-based compensation expense, payroll and other tax expense related to stock-based compensation, depreciation and amortization, and certain other non- cash or non-recurring items impacting net income (loss) from time to time. 2. Adjusted operating expenses is a non-GAAP measure and excludes stock-based compensation expense, payroll and other tax expense related to stock-based compensation, depreciation and amortization, and certain other non-cash or non-recurring items impacting net income (loss) from time to time. 3. Adjusted EBITDA is a non-GAAP measure, which we define as net income (loss), excluding interest income; interest expense; other income (expense), net; income tax benefit (expense); depreciation and amortization; stock-based compensation expense; payroll and other tax expense related to stock-based compensation; and certain other non-cash or non-recurring items impacting net income (loss) from time to time. See Appendix for reconciliation of net loss to Adjusted EBITDA. 4. Free Cash Flow is a non-GAAP measure, which we define as net cash provided by (used in) operating activities, reduced by purchases of property and equipment. See Appendix for reconciliation of net cash provided by (used in) operating activities to Free Cash Flow.

Appendix

15SNAP INC. | Q3 2023 | INVESTOR LETTER This letter contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this letter, including statements regarding guidance, our future results of operations or financial condition, future stock repurchase programs or stock dividends, business strategy and plans, user growth and engagement, product initiatives, objectives of management for future operations, and advertiser and partner offerings, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “going to,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or the negative of these words or other similar terms or expressions. We caution you that the foregoing may not include all of the forward-looking statements made in this letter. You should not rely on forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this letter primarily on our current expectations and projections about future events and trends, including our financial outlook, macroeconomic uncertainty, and geo-political conflicts, that we believe may continue to affect our business, financial condition, results of operations, and prospects. These forward-looking statements are subject to risks and uncertainties related to: our financial performance; our ability to attain and sustain profitability; our ability to generate and sustain positive cash flow; our ability to attract and retain users, partners, and advertisers; competition and new market entrants; managing our growth and future expenses; compliance with new laws, regulations, and executive actions; our ability to maintain, protect, and enhance our intellectual property; our ability to succeed in existing and new market segments; our ability to attract and retain qualified team members and key personnel; our ability to repay or refinance outstanding debt, or to access additional financing; future acquisitions, divestitures, or investments; and the potential adverse impact of climate change, natural disasters, health epidemics, macroeconomic conditions, and war or other armed conflict, as well as risks, uncertainties, and other factors described in “Risk Factors” and elsewhere in our most recent periodic report filed with the U.S. Securities and Exchange Commission, or SEC, which is available on the SEC’s website at www.sec.gov. Additional information will be made available in Snap Inc.’s periodic report that will be filed with the SEC for the period covered by this letter and other filings that we make from time to time with the SEC. In addition, any forward-looking statements contained in this letter are based on assumptions that we believe to be reasonable as of this date. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of this letter or to reflect new information or the occurrence of unanticipated events, including future developments related to geo-political conflicts and macroeconomic conditions, except as required by law. Forward Looking Statements

16SNAP INC. | Q3 2023 | INVESTOR LETTER To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use certain non-GAAP financial measures, as described below, to understand and evaluate our core operating performance. These non-GAAP financial measures, which may be different than similarly titled measures used by other companies, are presented to enhance investors’ overall understanding of our financial performance and should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. We use the non-GAAP financial measure of Free Cash Flow, which is defined as net cash provided by (used in) operating activities, reduced by purchases of property and equipment. We believe Free Cash Flow is an important liquidity measure of the cash that is available, after capital expenditures, for operational expenses and investment in our business and is a key financial indicator used by management. Additionally, we believe that Free Cash Flow is an important measure since we use third-party infrastructure partners to host our services and therefore we do not incur significant capital expenditures to support revenue generating activities. Free Cash Flow is useful to investors as a liquidity measure because it measures our ability to generate or use cash. Once our business needs and obligations are met, cash can be used to maintain a strong balance sheet and invest in future growth. We use the non-GAAP financial measure of Adjusted EBITDA, which is defined as net income (loss); excluding interest income; interest expense; other income (expense), net; income tax benefit (expense); depreciation and amortization; stock-based compensation expense; payroll and other tax expense related to stock-based compensation; and certain other non-cash or non-recurring items impacting net income (loss) from time to time. We believe that Adjusted EBITDA helps identify underlying trends in our business that could otherwise be masked by the effect of the expenses that we exclude in Adjusted EBITDA. We use the non-GAAP financial measure of non-GAAP net income (loss), which is defined as net income (loss); excluding amortization of intangible assets; stock-based compensation expense; payroll and other tax expense related to stock-based compensation; certain other non-cash or non-recurring items impacting net income (loss) from time to time; and related income tax adjustments. Non-GAAP net income (loss) and weighted average diluted shares are then used to calculate non-GAAP diluted net income (loss) per share. Similar to Adjusted EBITDA, we believe these measures help identify underlying trends in our business that could otherwise be masked by the effect of the expenses we exclude in the measure. We believe that these non-GAAP financial measures provide useful information about our financial performance, enhance the overall understanding of our past performance and future prospects, and allow for greater transparency with respect to key metrics used by our management for financial and operational decision-making. We are presenting these non-GAAP measures to assist investors in seeing our financial performance through the eyes of management, and because we believe that these measures provide an additional tool for investors to use in comparing our core financial performance over multiple periods with other companies in our industry. For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measure, please see “Reconciliation of GAAP to Non-GAAP Financial Measures” included as an Appendix to this letter. Snap Inc., “Snapchat,” and our other registered and common law trade names, trademarks, and service marks are the property of Snap Inc. or our subsidiaries. Non-GAAP Financial Measures

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands, unaudited)

				Three Months Ended	
Adjusted EBITDA reconciliation:	**9/30/23**	**6/30/23**	**3/31/23**	**12/31/22**	**9/30/22**
Net income (loss)	$(368,256)	$(377,308)	$(328,674)	$(288,460)	$(359,502)
Add (deduct):					
Interest income	(43,839)	(43,144)	(37,948)	(28,698)	(18,445)
Interest expense	5,521	5,343	5,885	5,312	5,425
Other (income) expense, net	20,662	(1,323)	(11,372)	20,043	(71,961)
Income tax (benefit) expense	5,849	12,093	6,845	4,206	9,241
Depreciation and amortization	41,209	39,688	35,220	34,975	34,068
Stock-based compensation expense	353,846	317,943	314,931	446,339	312,690
Payroll and other tax expense related to stock-based compensation	6,463	8,229	15,926	5,172	6,561
Restructuring charges[1]	18,639	--	--	34,386	154,563
Adjusted EBITDA[2]	**$40,094**	**$(38,479)**	**$813**	**$233,275**	**$72,640**

				Three Months Ended	
Free Cash Flow reconciliation:	**9/30/23**	**6/30/23**	**3/31/23**	**12/31/22**	**9/30/22**
Net cash provided by (used in) operating activities	$12,781	$(81,936)	$151,102	$125,291	$55,945
Less:					
Purchases of property and equipment	(73,435)	(36,943)	(47,630)	(46,925)	(37,836)
Free Cash Flow[3]	**$(60,654)**	**$(118,879)**	**$103,472**	**$78,366**	**$18,109**

1. Restructuring charges were composed primarily of severance and stock-based compensation expense for the three months ended September 30, 2023. Restructuring charges were composed primarily of severance and related charges of $6 million and $91 million for the three months ended December 31, 2022 and September 30, 2022, respectively, stock-based compensation expense, lease exit and related charges, impairment charges, contract termination charges, and intangible asset amortization. These charges are non-recurring and not reflective of underlying trends in our business.

2. Adjusted EBITDA is a non-GAAP measure, which we define as net income (loss), excluding interest income; interest expense; other income (expense), net; income tax benefit (expense); depreciation and amortization; stock-based compensation expense; payroll and other tax expense related to stock-based compensation; and certain other non-cash or non-recurring items impacting net income (loss) from time to time.

3. Free Cash Flow is a non-GAAP measure, which we define as net cash provided by (used in) operating activities, reduced by purchases of property and equipment.

SNAP INC. | Q3 2023 | INVESTOR LETTER

17